Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of September 11, 2024 by and among Southport Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), Southport Acquisition Corporation, a Delaware corporation (“Acquiror”), and Angel Studios, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,200,000 shares of Acquiror Class A Common Stock, 50,004 shares of Acquiror Class B Common Stock and 11,700,000 Acquiror Private Placement Warrants in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Sigma Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly-owned subsidiary of Acquiror on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1      Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant defined terms contained in any such Sections) as if (a) Sponsor was an original signatory to the Merger Agreement with respect to such provisions and (b) each reference to “Acquiror” contained in Section 7.4 of the Merger Agreement also referred to Sponsor.

Section 1.2      No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Article X thereof (the earlier of clauses (a) and (b), the “Expiration Time”), Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Joint Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by Sponsor, in each case that would be effective prior to the Expiration Time, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares or Acquiror Warrants owned by Sponsor, in each case that would be effective prior to the Expiration Time (clauses (i) and (ii) collectively, a “Transfer”) or (iii) agree to do, approve, or authorize any of the foregoing or publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing shall not prohibit Transfers between Sponsor and any Affiliate or member of Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or member executes and delivers to the Company a joinder to this Sponsor Agreement in the form attached hereto as Annex A.

Section 1.3      New Shares. In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by Sponsor as of the date hereof.

Section 1.4      Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to Acquiror and the Company a duly executed copy of (a) the Registration Rights Agreement in substantially the form attached as Exhibit C to the Merger Agreement and (b) the Lock-Up Agreement in substantially the form attached as Exhibit D to the Merger Agreement.

Section 1.5      Sponsor Support Agreements.

(a)            At any meeting of the stockholders of Acquiror or Acquiror Warrantholders, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror or Acquiror Warrantholders is sought, Sponsor hereby unconditionally and irrevocably agrees that it shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares or Acquiror Warrants to be counted as present thereat (to the extent entitled to vote thereto) for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares or Acquiror Warrants (to the extent entitled to vote thereto):

(i)            in favor of each Transaction Proposal, the Warrant Amendment Proposal and the Extension Proposal;

(ii)           against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii)          against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement, any Ancillary Agreement and the transactions contemplated thereby);

(iv)          against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals);

(v)           against any proposal, action or agreement that, to the actual knowledge of Sponsor, would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement, any Ancillary Agreement, the Merger, the Extension or the Warrant Conversion, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement or any Ancillary Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror; and

(vi)            in favor of any proposal to adjourn the Acquiror Stockholders’ Meeting to solicit additional proxies in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement if (but only if) there are not sufficient votes to adopt the Merger Agreement on the date on which such meeting is held.

Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)            Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 9, 2021, by and among Sponsor, Acquiror and certain directors and officers of Acquiror party thereto (together, the “Voting Letter Agreement”), including without limitation the obligations of Sponsor pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c)            Except as contemplated by the Merger Agreement, including in connection with the Warrant Conversion and the Warrant Amendment Proposal, during the period commencing on the date hereof and ending at the Expiration Time, Sponsor shall not modify or amend any Contract between or among Sponsor or any Affiliate of Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

(d)            Sponsor hereby waives, and agrees not to assert or perfect (and agrees to cause not to be asserted and perfected), any appraisal or dissenters’ rights with respect to any of its Acquiror Common Shares or Acquiror Warrants in connection with the Merger.

Section 1.6      Additional Agreements.

(a)            Notwithstanding anything to the contrary in any other Contract to which Sponsor is bound, Sponsor (for itself and its successors and assigns) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waives, to the fullest extent permitted by applicable Laws and Acquiror’s Governing Documents, and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of Acquiror Class B Common Stock held by Sponsor convert into shares of Acquiror Class A Common Stock in connection with the transactions contemplated by the Merger Agreement (including the Merger).

(b)            Acquiror and Sponsor hereby irrevocably and unconditionally agree that, if any amounts are outstanding under any Working Capital Loan extended to Acquiror or any Subsidiary of Acquiror by Sponsor as of the Closing, then, notwithstanding the terms of any promissory note or other document evidencing such Working Capital Loan or any other agreement or contract to which Acquiror or Sponsor is bound, Acquiror shall repay such outstanding amounts to Sponsor at the Closing solely in cash, and Sponsor shall not require any portion of such repayment to occur in the form of Acquiror Common Shares or any other form.

(c)            During the period commencing on the date hereof and ending at the Expiration Time, Sponsor and its Affiliates shall fund, or cause to fund, the ordinary working capital expenses of Acquiror in connection with the transactions contemplated by the Merger Agreement.

Section 1.7      Sponsor Forfeiture. Immediately prior to (and contingent upon) the Closing, Sponsor shall forfeit all of the issued and outstanding Acquiror Private Placement Warrants held by it. To effect such forfeiture, immediately prior to (and contingent upon) the Closing: (a) Sponsor shall transfer all of the issued and outstanding Acquiror Private Placement Warrants held by it to Acquiror for cancellation and in exchange for no consideration; (b) Acquiror shall immediately retire and cancel all of such securities (and shall direct Continental (or such other intermediaries as appropriate) to take any and all such actions incidental thereto); (c) Sponsor and Acquiror shall take such actions as are necessary to cause such forfeited securities to be retired and cancelled, after which such forfeited securities shall no longer be issued or outstanding.

Section 1.8      Further Assurances. Sponsor shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary under applicable Laws to effect the actions required to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.9      No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

Section 1.10      Payment of Certain Expenses. Sponsor shall pay, or cause its Affiliates (other than Acquiror) to pay, on the Closing Date, concurrently with the Effective Time, or at such later time as may be agreed by Sponsor and the applicable third party recipient of the payment, all accrued and unpaid Acquiror Transaction Expenses that exceed the Acquiror Expense Cap, provided that, (i) with respect to any such Acquiror Transaction Expenses to be paid by Acquiror after the Closing to Acquiror’s financial advisor, in the event Acquiror engages such financial advisor to provide services during the twenty-four (24) month period after the Closing Date for matters unrelated to the transactions contemplated by the Merger Agreement, Sponsor shall be relieved of such payment obligation to the extent of fees incurred by Acquiror in any such engagement in an aggregate amount not to exceed $1 million and (ii) with respect to any such Acquiror Transaction Expenses to be paid by Acquiror after the Closing to Acquiror’s legal counsel, in the event Acquiror engages such legal counsel to provide services during the twenty-four (24) month period after the Closing Date for matters unrelated to the transactions contemplated by the Merger Agreement, Sponsor shall be relieved of such payment obligation to the extent of fees incurred by Acquiror in any such engagement in an aggregate amount not to exceed $500,000.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1      Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)            Organization; Due Authorization. It is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s organizational powers and have been duly authorized by all necessary organizational actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)            Ownership. Sponsor is the record and beneficial owner (as defined Rule 13d-3 of the Exchange Act) of, and has good title to, all of Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exist no Liens (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens indicated on Schedule II attached hereto or pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor as of the date of this Sponsor Agreement, and none of Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Common Shares and Acquiror Warrants listed on Schedule I attached hereto, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)            No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of his, her or its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Sponsor, or (iii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its, his or her obligations under this Sponsor Agreement.

(d)            Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its, his or her obligations under this Sponsor Agreement.

(e)            Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f)            Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g)            Acknowledgment. Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

(h)            No Other Representations or Warranties. Except for the representations and warranties expressly made by Sponsor in this ARTICLE II, neither Sponsor nor any other Person on behalf of Sponsor makes any express or implied representation or warranty to Acquiror or the Company in connection with this Sponsor Agreement or the transactions contemplated by this Sponsor Agreement, and Sponsor expressly disclaims any such other representations or warranties.

ARTICLE III
MISCELLANEOUS

Section 3.1      Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Sponsor, Acquiror and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III and Section 1.10, shall survive the termination of this Sponsor Agreement.

Section 3.2      Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3      CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)            Any proceeding or Action based upon, arising out of or related to this SPONSOR Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties HERETO irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this SPONSOR Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 3.3. Service of process with respect to any such proceeding or Action may be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 3.8.

(b)            WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4      Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of Acquiror, the Company and Sponsor.

Section 3.5      Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6      Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and Sponsor.

Section 3.7      Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8      Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror or Sponsor:

Southport Acquisition Corporation
8 Bolling Place
Greenwich, CT 06830
Attention:	Jeb Spencer, Chief Executive Officer
Jared Stone, Chairman
Email:	jspencer@tvccapital.com
jaredwstone@gmail.com

with a copy to (which will not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, New York 10019
Attention:	Matthew M. Guest
Raaj S. Narayan
Email:	mguest@wlrk.com
rsnarayan@wlrk.com

If to the Company:

Angel Studios, Inc.
295 West Center St.
Provo, Utah 84601
Attention:	Patrick Reilly
Email:	patrick@angel.com

with a copy to (which will not constitute notice):

Mayer Brown LLP
1221 Avenue of the Americas

New York, New York 10020

and

Mayer Brown LLP

201 S Main St #1100

Salt Lake City, Utah 84111

Attention:	Mark Bonham
Brian Hirshberg
Email:	mbonham@mayerbrown.com
bhirshberg@mayerbrown.com

Section 3.9      Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10   Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11    Right of Third Parties. Nothing expressed or implied in this Agreement, subject to the Merger Agreement, is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Sponsor, Acquiror and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSOR:

SOUTHPORT ACQUISITION SPONSOR LLC

By:	/s/ Jeb Spencer
	Name:	Jeb Spencer
	Title:	Chief Executive Officer

ACQUIROR:

SOUTHPORT ACQUISITION CORPORATION

By:	/s/ Jeb Spencer
	Name:	Jeb Spencer
	Title:	Chief Executive Officer

COMPANY:

ANGEL STUDIOS, INC.

By:	/s/ Neal Harmon
	Name:	Neal Harmon
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Acquiror Common Shares and Acquiror Warrants

Sponsor	Acquiror Class A Common Stock	Acquiror Class B Common Stock	Acquiror Private Placement Warrants
Southport Acquisition Sponsor LLC	4,200,000	50,004	11,700,000

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

1.	Letter Agreement, dated as of December 9, 2021, among Acquiror, Sponsor, Jared Stone, Jeb Spencer, Sigmund Anderman, Cathleen Schreiner Gates and David Winfield.

2.	Registration Rights Agreement, dated as of December 9, 2021, between Acquiror and Sponsor.

3.	Securities Subscription Agreement, dated as of May 27, 2021, between the Company and Sponsor.

4.	Administrative Support Agreement, dated as of December 9, 2021, between Acquiror and Sponsor.

5.	Private Placement Warrants Subscription Agreement, dated as of December 9, 2021, between Acquiror and Sponsor.

6.	Warrant Agreement, dated as of December 9, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

[Schedule II to Sponsor Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of September 11, 2024 (as amended, supplemented or otherwise modified from time to time, the “Sponsor Agreement”), by and among Southport Acquisition Sponsor LLC, a Delaware limited liability company, Southport Acquisition Corporation, a Delaware corporation, and Angel Studios, Inc., a Delaware corporation. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the Sponsor Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

By:	_________________________________________
Name:
Title:

Address for Notices:

With copies to:

[Annex A to Sponsor Support Agreement]